                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  SYNTHETIC INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]
                           SYNTHETIC INDUSTRIES, INC.

                               February 18, 1999

Dear Stockholder:

    You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Synthetic Industries, Inc. to be held on March 24, 1999, at 10:00 a.m., local time. The meeting will be held at the Walker County Civic Center, 10052 N. Highway 27, Rock Spring, Georgia 30739.

    The attached Notice of Annual Meeting and Proxy Statement cover the formal business of the meeting. To acquaint you better with the director nominees, the Proxy Statement contains biographical sketches of each nominee.

    During the meeting, I will report on the operations of the Company during fiscal 1998 and the first quarter of fiscal 1999, and its plans for fiscal 1999. Directors and officers of the Company will be present to respond to questions from stockholders.

    The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. There is a space on the enclosed proxy for you to indicate if you will be able to attend the meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the postage-paid envelope provided. If you attend the meeting, you may, at your discretion, vote in person, which will have the effect of revoking any earlier dated proxy submitted.

    If you plan to attend the meeting, please call Marianne Robinson of the Company at (706) 375-3121, ext. 1219 for directions to the Walker County Civic Center.

                                          Sincerely,
                                          LEONARD CHILL
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           SYNTHETIC INDUSTRIES, INC.
                               309 LAFAYETTE ROAD
                           CHICKAMAUGA, GEORGIA 30707

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 24, 1999

To the Stockholders of Synthetic Industries, Inc.:

    Notice is hereby given that the Annual Meeting of Stockholders of Synthetic Industries, Inc. (the "COMPANY") will be held at the Walker County Civic Center, 10052 N. Highway 27, Rock Spring, Georgia 30739, on March 24, 1999, at 10:00 a.m., local time, for the following purposes:

    1. To elect five (5) directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

    2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1999; and

    3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

    The Board of Directors has fixed the close of business on February 9, 1999, as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. Only stockholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting and any adjournment thereof.

    All stockholders are cordially invited and urged to attend the meeting. Even if you expect to attend the meeting, you are requested to sign, date and promptly return the accompanying proxy in the enclosed addressed envelope. You may vote in person if you attend the meeting, regardless of whether you have previously returned your proxy.

                                          By Order of the Board of Directors
                                          JOSEPH SINICROPI
                                          SECRETARY

Chickamauga, Georgia
February 18, 1999

                           SYNTHETIC INDUSTRIES, INC.
                                PROXY STATEMENT

SOLICITATION OF PROXIES

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "BOARD") of Synthetic Industries, Inc. (the "COMPANY") for use at the Annual Meeting of Stockholders of the Company to be held at the Walker County Civic Center, 10052 N. Highway 27, Rock Spring, Georgia 30739, on March 24, 1999, at 10:00 a.m., local time, and at any adjournment thereof pursuant to and for the purposes set forth in the accompanying Notice of Meeting. The date of the first mailing to stockholders of this Proxy Statement and the related form of proxy included herewith was on or about February 18, 1999.

    The costs of soliciting proxies will be borne by the Company, including reasonable costs incurred by custodians, nominees, fiduciaries and other agents in forwarding the proxy material to their principals. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee estimated at $6,500, plus reimbursement of out-of-pocket expenses. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by facsimile, telex, telephone and personal interview.

    A proxy will be voted in accordance with the stockholder's instruction, or if no instruction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto. Any stockholder may revoke his or her proxy at any time prior to its exercise by written notice or by execution of a subsequent proxy sent to Joseph Sinicropi, Secretary, Synthetic Industries, Inc., 309 LaFayette Road, Chickamauga, Georgia 30707. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.

VOTING SECURITIES AND CERTAIN BENEFICIAL OWNERS

    At the close of business on February 9, 1999, the record date for determination of stockholders entitled to notice of and to vote at the meeting, there were issued and outstanding 8,628,539 shares of the Company's common stock, par value $1.00 per share ("COMMON STOCK"), excluding Common Stock held by the Company, each share being entitled to one vote upon each of the matters to be voted upon at the meeting. There are no other voting securities outstanding.

    The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum (4,314,270 shares) at the meeting, the meeting may be adjourned from time to time without notice, other than announcement at the meeting, until a quorum shall be formed. A plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote is required for the election of directors, meaning that the five nominees with the largest number of affirmative votes will be elected as directors. Any other matter that may come before the meeting shall be adopted if the votes cast for such matter exceed the votes cast against. Under Delaware law and under the Company's Restated Certificate of Incorporation, each share of Common Stock entitles a stockholder to one vote.

    In certain circumstances, a stockholder will be considered to be present at the meeting for quorum purposes but will not be deemed to have cast a vote on a matter. Such circumstances exist when a stockholder is present but abstains from voting on a matter or when shares are represented at the meeting by a proxy conferring authority to vote only on certain matters, as in the case of broker non-votes. In conformity with the Company's Bylaws, shares abstaining from voting or not voted on certain matters coming before the meeting, including broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of September 30, 1998 by: (i) each stockholder known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock; (ii) each director of the Company;

(iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the address for each officer, director and 5% stockholder is c/o Synthetic Industries, Inc., 309 LaFayette Road, Chickamauga, Georgia 30707.

                                                                                           NUMBER
NAME                                                                                     OF SHARES     PERCENT
---------------------------------------------------------------------------------------  ----------  -----------
5% STOCKHOLDERS:
Synthetic Industries, L.P..............................................................   5,699,194       61.51%

NAMED EXECUTIVE OFFICERS:
Leonard Chill..........................................................................     109,875      (3)       1.19%
Joseph F. Dana.........................................................................     169,506(2)       1.83%
Joseph Sinicropi.......................................................................      38,194(2)          *
William Gardner Wright, Jr.............................................................      44,921      (3)          *
Ralph Kenner...........................................................................      44,921      (3)          *

DIRECTORS:
Lee J. Seidler.........................................................................      45,313(2)          *
William J. Shortt......................................................................      19,271(2)          *
Robert L. Voigt........................................................................      19,271(2)          *

All executive officers and directors as a group (14 persons)(3)(4).....................     586,599        6.33%

------------------------

*   Less than 1.0%.

(1) Includes 9,632 shares as to which such person may be deemed to have beneficial ownership as a result of his indirect beneficial ownership of 0.1666% of a partnership interest in Synthetic Industries, L.P. (the "PARTNERSHIP").

(2) Includes shares of Common Stock subject to options exercisable within 60 days, as follows: Leonard Chill--100,243 shares; Joseph F. Dana--169,506 shares; Joseph Sinicropi--38,194 shares; William Gardner Wright, Jr.--35,289 shares; Ralph Kenner--35,289 shares; Lee J. Seidler--45,313 shares; William
    J. Shortt--19,271 shares; Robert L. Voigt--19,271 shares.

(3) Does not include 2,781,250 shares (other than the 9,632 shares described in footnote 1 above) as to which Messrs. Chill, Wright and Kenner and other executives may be deemed to have beneficial ownership by virtue of their indirect control of the Partnership. See "Executive Officers."

(4) Does not include (i) an aggregate of 27,240 shares of Common Stock subject to options exercisable within 60 days that are owned by employees of the Company other than the executive officers and (ii) an aggregate of 239,800 shares of Common Stock subject to options that are not exercisable within 60 days that are owned by directors, officers and employees of the Company. Includes an aggregate of 38,528 shares as to which Messrs. Chill, Wright and Kenner and other executives may be deemed to have beneficial ownership as a result of their indirect beneficial ownership of 0.1666% each of a partnership interest in the Partnership.

                             ELECTION OF DIRECTORS

    PROPOSAL 1: THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE NOMINEES FOR THE BOARD OF DIRECTORS DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. NOMINEES FOR DIRECTOR WILL BE ELECTED BY A PLURALITY OF VOTES.

    The Board recommends election of the nominees listed below as directors to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. All of the nominees were previously elected by the stockholders. If, at the time of the 1999 Annual Meeting of Stockholders, any of such nominees should be unable to serve or for good cause will not serve, discretionary authority provided in the proxy will be used to vote for a substitute or substitutes designated by the Board. The Board has no reason to believe that any substitute nominees will be required.

    The nominees, and certain information with respect to each of them, are as follows:

    LEONARD CHILL, age 66, joined the Company in December 1973 as President and was appointed Chief Executive Officer in 1986. He has been a Director since 1986. From 1967 until joining the Company, he held a number of positions with Thiokol Corporation in its Fibers Division, including that of General Manager. Mr. Chill is also the sole director and sole stockholder of one of the general partners of Synthetic Management G.P., the entity which is the sole general partner of the general partner of Synthetic Industries, L.P. (the "PARTNERSHIP"), the principal stockholder of the Company. In addition, Mr. Chill is a director of Synthetic Textiles Ltd.

    JOSEPH F. DANA, age 51, was appointed Chief Operating Officer and General Counsel on May 21, 1997. Prior to joining the Company, Mr. Dana had been engaged in the private practice of law for over twenty years and had been a member of the law firm Watson, Dana & Gottlieb, LP, LaFayette, Georgia, since its formation in 1978, serving as general counsel to the Company since 1987. He has been a Director since 1993.

    LEE J. SEIDLER, age 63, was professor of accounting and Price Waterhouse professor of auditing at New York University. Dr. Seidler was Senior Managing Director at Bear, Stearns & Co. Inc. from 1981 to 1989. He is presently associated with Bear, Stearns & Co. Inc. as Managing Director Emeritus. Dr. Seidler is a director of the Shubert Foundation, The Shubert Organization, and Players International, Inc. and has been a director of SafeCard Services, Inc. and Eastbank, N.A. He has been a Director since 1993.

    WILLIAM J. SHORTT, age 73, retired from Johnson & Johnson in 1989. From 1977 to 1989, he was Director of Government and Trade Relations, Southeast at Johnson & Johnson. Mr. Shortt is also a director of First National Bank of Habersham. He has been a Director since 1993.

    ROBERT L. VOIGT, age 80, served as a consultant to Dixie Yarns Inc. from 1985 until his retirement at the end of 1991. Mr. Voigt also served as a director of Dixie Yarns, Inc. from 1981 to 1987. He has been a Director since 1993.

COMMITTEES AND MEETINGS OF THE BOARD

    The Board has established a Compensation Committee, composed of Messrs. Seidler, Shortt and Voigt, which establishes salary, incentives and other forms of compensation and administers the Company's 1994 Stock Option Plan, 1996 Stock Option Plan and the Employee Stock Option Plan and other incentive compensation and benefit plans applicable to the Company's officers. The Board has also established an Audit Committee, composed of Messrs. Seidler, Shortt and Voigt, which recommends to the Board the selection of independent auditors, and reviews the scope and results of the audit and other services provided by the independent auditors.

    During the year ended September 30, 1998, the Board held a total of 16 meetings, the Audit Committee held 4 meetings and the Compensation Committee held 2 meetings.

DIRECTOR COMPENSATION

    Outside directors receive $15,000 per annum for services as a director and $800 per meeting attended. Directors who are members of management do not receive any meeting attendance fees or additional compensation for service as a director or service on committees of the Board. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and its committees on which they serve.

    Under the Company's 1994 Stock Option Plan for Non-Employee Directors (the "DIRECTORS' PLAN"), Messrs. Dana, Seidler, Shortt and Voigt were granted non-qualified stock options (the "DIRECTORS' OPTIONS") to purchase 28,906, 57,813, 19,271 and 19,271 shares of Common Stock, respectively. The Directors' Plan does not provide for any further grants of options thereunder.

    The purchase price of the shares of Common Stock subject to the Directors' Options was determined by reference to the fair market value of the Common Stock, as determined by the Compensation Committee, at the time Messrs. Dana, Seidler, Shortt and Voigt became members of the Board. As of October 1, 1996, 100% of the number of shares of Common Stock subject to each Director Option are vested and are exercisable. As a Company employee, Mr. Chill is not eligible to participate in the Directors' Plan. In the event that the outstanding shares of Common Stock are changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination or exchange of shares and the like, or dividends payable in Common Stock, an appropriate adjustment shall be made by the Committee in the aggregate number of shares of Common Stock available under the Directors' Plan and in the number of shares and price per share subject to outstanding Directors' Options. The term of each Directors' Option is ten years from the date of grant.

                     RATIFICATION OF SELECTION OF AUDITORS

    PROPOSAL 2: THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP ("DELOITTE & TOUCHE") AS THE COMPANY'S INDEPENDENT AUDITORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROPOSAL 2 WILL BE ADOPTED IF THE VOTES CAST IN FAVOR EXCEED THE VOTES CAST OPPOSING THIS PROPOSAL.

    The Board and the Audit Committee recommend ratification of the appointment of Deloitte & Touche. Deloitte & Touche has audited the financial statements of the Company since December 4, 1986. Deloitte & Touche will have a representative at the meeting who will have the opportunity to make a statement, if the representative desires to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

    It is not anticipated that there will be presented to the meeting any business other than election of directors and the ratification of the appointment of independent auditors. If any other matters requiring the vote of the stockholders arise, including the question of adjourning the meeting and other matters not known reasonably in advance by the Company, the persons appointed as proxies in the accompanying proxy will vote on such matters according to their best judgment.

    Regardless of the number of shares owned by you, it is important that they be represented at the meeting, and you are respectfully requested to sign, date and return the accompanying proxy at your earliest convenience.

                               EXECUTIVE OFFICERS

    Set forth below are the current executive officers of the Company elected by the Board of Directors.

    LEONARD CHILL, age 66, joined the Company in December 1973 as President and was appointed Chief Executive Officer in 1986. He has been a Director since 1986. From 1967 until joining the Company, he held a number of positions with Thiokol Corporation in its Fibers Division, including that of General Manager. Mr. Chill is also the sole director and sole stockholder of one of the general partners of Synthetic Management G.P., the entity which is the sole general partner of the general partner of the Partnership. In addition, Mr. Chill is a director of Synthetic Textiles Ltd.

    JOSEPH F. DANA, age 51, was appointed Chief Operating Officer and General Counsel on May 21, 1997. Prior to joining the Company, Mr. Dana had been engaged in the private practice of law for over twenty years and had been a member of the law firm Watson, Dana & Gottlieb, LP, LaFayette, Georgia, since its formation in 1978, serving as general counsel to the Company since 1987. He has been a Director since 1993.

    JOSEPH SINICROPI, age 45, joined the Company in 1995 as Chief Accounting Officer. He was named Chief Financial Officer and Secretary in February 1996. Prior to joining the Company, he was an audit senior manager in the international accounting firm of Deloitte & Touche LLP from 1985 to 1995.

    W. WAYNE FREED, age 63, joined the Company in 1981 and became Vice President--Market Development in 1987. Prior thereto, he had 28 years experience in the textile industry. Mr. Freed is also the sole director and sole stockholder of one of the general partners of Synthetic Management G.P.

    RALPH KENNER, age 54, has been Vice President--Manufacturing since 1984. He joined the Company in 1974 as Director, Industrial Relations and served in that capacity until 1976. In 1976, he was appointed Plant Manager and served in that capacity until 1984. Mr. Kenner is also the sole director and sole stockholder of one of the general partners of Synthetic Management G.P.

    C. TED KOERNER, age 49, joined the Company in 1990 and became Vice President--Construction Products Division in 1993. He was named Vice President--General Manager of the Construction/Civil Engineering Products Group in 1995. Prior thereto, Mr. Koerner was an engineer with the Ohio Department of Transportation; a sales engineer, product supervisor and regional engineer with Armco Steel Corporation; and a sales manager with National Seal Corporation.

    JOHN MICHAEL LONG, age 55, was Vice President--Nonwoven Fabrics from 1991 to 1996 at which time he was named Vice President--General Manager of the Technical Textiles Group. Prior thereto, he held a variety of managerial positions with Spartan Mills, a manufacturer of nonwoven geotextile fabrics. During his last five years at Spartan, he was Vice President and General Manager.

    WILLIAM GARDNER WRIGHT, JR., age 69, was Vice President--Marketing and Sales from 1983 to 1996 at which time he was named Vice President--General Manager of the Carpet Backing Division. From 1977 until 1983, he was President of Synca Marketing Corp., a textile sales agency which served as a sales agent for the Company's primary carpet backing, as well as the products of other manufacturers. Mr. Wright is a director of the Sun Trust Bank of Northwest Georgia. Mr. Wright is also the sole director and sole stockholder of one of the general partners of Synthetic Management G.P.

    BOBBY CALLAHAN, age 56, joined the Company in 1977 and has been Controller since 1980. Prior thereto, he held a variety of financial management positions in the carpet industry.

    RICHARD E. HINGSON, age 43, joined the Company in 1984 as Quality Control Manager and became Technical Director in 1989. He was promoted to Vice President--Technical Services in 1997. Prior thereto, he held a variety of managerial positions with Amoco Fabrics Company, a producer of polypropylene and polyethylene yarns and fabrics.

    The Company's Bylaws provide that each officer shall hold office until the officer's successor is elected or appointed or until the officer's death, resignation or removal by the Board.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

    The following table sets forth information regarding aggregate cash compensation, stock option awards and other compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers for services rendered in all capacities to the Company and its subsidiaries in the fiscal years 1996 to 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                                                                COMPENSATION
                                                              ANNUAL COMPENSATION                  AWARDS
                                         FISCAL     ----------------------------------------  -----------------
                                          YEAR                                   OTHER           SECURITIES
              NAME AND                    ENDED                                  ANNUAL          UNDERLYING         ALL OTHER
         PRINCIPAL POSITION             SEPT. 30,   SALARY($)    BONUS($)   COMPENSATION($)      OPTIONS (#)     COMPENSATION($)
-------------------------------------  -----------  ----------  ----------  ----------------  -----------------  ----------------
Leonard Chill                                1998   $  280,000  $  137,058     $    7,360                --         $   10,424(1)
Chief Executive Officer and                  1997      270,163     144,720          2,168                --             10,174(1)
President                                    1996      254,871     118,119          2,170                --              9,924(1)

Joseph F. Dana                               1998   $  225,000  $   77,580     $   12,932                --         $    5,000(2)
Chief Operating Officer and                  1997(3)    118,100     75,000          6,586                --                 --
General Counsel

Joseph Sinicropi                             1998   $  170,000  $   72,408     $   12,932                --         $    5,000(2)
Chief Financial Officer                      1997      132,500      51,840          5,312                --              4,750(2)
                                             1996      125,000      55,960            720                --         $    4,500(2)

Ralph Kenner                                 1998   $  171,000  $   71,546     $    5,577                --              4,800(2)
Vice President--                             1997      154,731      69,768          5,771                --              4,750(2)
Manufacturing                                1996      145,973      55,063          5,395                --              4,170(2)

William Gardner Wright, Jr.                  1998   $  249,803  $   86,411     $    3,183                --         $    5,000(2)
Vice President--General                      1997      249,803      91,800            427                --              4,750(2)
Manager--Carpet Backing                      1996      235,664      81,920            700                --              4,170(2)
Division

------------------------

(1) These amounts consist of $5,424 of insurance premiums paid by the Company under a term life insurance policy in each of 1998, 1997 and 1996, and $5,000, $4,750 and $4,500 contributed by the Company under its 401(k) plan in 1998, 1997 and 1996, respectively.

(2) These amounts represent the annual contribution made by the Company under its 401(k) plan in the respective year.

(3) Mr. Dana assumed his duties as Chief Operating Officer and General Counsel on May 21, 1997.

OPTION GRANTS

    The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the grants of options made under the Company's 1996 Stock Option Plan during fiscal 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                            POTENTIAL REALIZABLE
                                                                                                                  VALUE AT
                                                      INDIVIDUAL GRANTS                                     ASSUMED ANNUAL RATES
                                                ------------------------------                                    OF STOCK
                                                  NUMBER OF      PERCENT OF                                  PRICE APPRECIATION
                                                 SECURITIES     TOTAL OPTIONS                                        FOR
                                                 UNDERLYING      GRANTED TO     EXERCISE OF                      OPTION TERM
                                                   OPTION       EMPLOYEES IN    BASE PRICE    EXPIRATION    ---------------------
                     NAME                        GRANTED (#)     FISCAL YEAR      ($/SH)         DATE        5% ($)     10% ($)
----------------------------------------------  -------------  ---------------  -----------  -------------  ---------  ----------
Leonard Chill.................................           --              --             --            --           --          --
Joseph F. Dana................................       10,100           12.48%     $   15.00          7/08    $  98,022  $  258,617
Joseph Sinicropi..............................        6,200            7.66%         15.00          7/08       60,172     158,755
Ralph Kenner..................................           --              --             --            --           --          --
William Gardner Wright, Jr....................           --              --             --            --           --          --

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of options during fiscal 1998 and unexercised options held as of the end of fiscal 1998, which include grants made under the Company's 1994 and 1996 Stock Option Plans.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                            VALUE OF
                                                                                                          UNEXERCISED
                                                                                 NUMBER OF SECURITIES     IN-THE-MONEY
                                             SHARES                             UNDERLYING UNEXERCISED      OPTIONS
                                            ACQUIRED                              OPTIONS AT FY-END        AT FY-END
                                               ON                VALUE        --------------------------  ------------
                 NAME                     EXERCISE (#)       REALIZED ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE
--------------------------------------  -----------------  -----------------  -----------  -------------  ------------
Leonard Chill.........................             --                 --         100,243        45,039    $  554,342(1)
Joseph F. Dana........................             --                 --         169,506            --       284,920(2)
Joseph Sinicropi......................             --                 --          38,194        14,494        87,902(3)
Ralph Kenner..........................             --                 --          35,289        18,582       195,147(1)
William Gardner Wright, Jr............             --                 --          35,289        18,582       195,147(1)


                 NAME                   UNEXERCISABLE
--------------------------------------  -------------
Leonard Chill.........................   $ 249,067(1)
Joseph F. Dana........................            --
Joseph Sinicropi......................      80,149(1)
Ralph Kenner..........................     102,760(1)
William Gardner Wright, Jr............     102,760(1)

------------------------

(1) Based on the September 30, 1998 price ($16.25 per share) less the exercise price ($10.72 per share) payable for such shares.

(2) Based on the September 30, 1998 price ($16.25 per share) less the exercise prices of $6.83 for 28,906 shares and $15.00 for 10,100 shares.

(3) Based on the September 30, 1998 price ($16.25 per share) less the exercise prices of $10.72 for 14,494 shares and $15.00 for 6,200 shares.

DESCRIPTION OF CERTAIN EMPLOYMENT AGREEMENTS

    Each of Messrs. Chill, Dana, Sinicropi and Kenner (the "EXECUTIVES") are employed by the Company pursuant to individual employment agreements effective as of September 24, 1998 (the "EFFECTIVE DATE"). The term of employment under these agreements is twenty-five months from the Effective Date in the case of Messrs. Chill and Kenner, three years from the Effective Date in the case of Mr. Sinicropi and four years from the Effective Date in the case of Mr. Dana; provided that on the first day of the second month following the Effective Date in the case of Messrs. Chill and Kenner, on each anniversary of the month following the first Effective Date in the case of Mr. Sinicropi and on each anniversary of the month following the second Effective Date in the case of Mr. Dana, and in each case each successive month, the term is automatically extended for one successive month, providing a minimum remaining term of two years, unless either party terminates the agreement by written notice. The current annual salaries for Messrs. Chill, Dana, Sinicropi and Kenner pursuant to these agreements are $280,000, $225,000, $170,000 and $171,000, respectively, and are subject to annual review by the Board.

    The Company has the right to terminate the Executive's employment for "cause" or "without cause," in each case as defined in the applicable employment agreement. In the event that an Executive is terminated by the Company "without cause," other than following a "Change in Control" (as defined below), the Executive is entitled to receive (a) his base salary at the rate in effect on the date of termination of employment for a period of one and one-half years from the date of termination, (b) any unpaid, accrued amounts under the annual incentive plan, (c) a pro rata payment under the annual incentive plan for the termination year, (d) a payment equal to the three year average of incentive payments received under the Company's annual incentive plan and (e) certain other supplemental insurance coverages. Under these employment agreements, a "CHANGE IN CONTROL" occurs when (i) any person or group becomes the beneficial owner of capital stock of the Company representing 35% of all the voting stock,
(ii) the members of the Board on the Effective Date cease to constitute a majority of the Board, (iii) the Company combines with another entity and a person holds more than 35% of the voting stock of the Company or the Company's directors, as of the date immediately before such combination, constitute less than a majority of the board of directors of the combined entity, (iv) the Company's stockholders approve a merger, consolidation or share exchange that results in the conversion or exchange of the Company's voting stock or the Company's stockholders holding less than 50% of the combined voting power of the surviving entity, (v) any event that would constitute a change of control (as defined under Regulation 14A of the Securities Act of 1933, as amended) of the Partnership, or (vi) the removal of the general partner of the Partnership or the appointment of a liquidating trustee not approved by the general partner or the Board.

    If either Mr. Chill or Mr. Kenner is terminated by the Company "without cause" prior to the occurrence of a Change in Control and it can be shown such termination occurred in connection with, prior to or in anticipation of the Change in Control or, if following a Change in Control, either Mr. Chill or Mr. Kenner is terminated by the Company other than for "cause," (and, in the case of Mr. Chill, he terminates his employment within 120 days following the Change in Control or thereafter terminates his employment for "good reason" (as defined in the employment agreement)), he is entitled to (i) all accrued and unpaid compensation and benefits, (ii) a lump sum payment equal to one and one-half times his annual base salary, plus two times the incentive payments under the annual incentive plan for the year in which the Change in Control occurs or the prior year, whichever is greater, (iii) unpaid, accrued amounts under the annual incentive plan and a payment that equals the average of the incentive payment received by him under the annual incentive plan for the immediately preceding three years and (iv) certain other supplemental insurance coverages. In the event of a Change in Control, whether or not Mr. Chill's or Mr. Kenner's employment continues with the Company, all options granted to them under any of the Company's stock option plans shall vest immediately on the date of the Change in Control.

    If either Mr. Dana or Mr. Sinicropi is terminated by the Company "without cause" prior to the occurrence of a Change in Control and it can be shown such termination occurred in connection with, prior to or in anticipation of the Change in Control or, if following a Change in Control, either Mr. Dana or Mr. Sinicropi is terminated by the Company other than for "cause," terminates his employment within 120 days following the Change in Control or thereafter terminates his employment for "good reason" (as defined in the applicable employment agreement), he is entitled to (i) all accrued and unpaid compensation and benefits, (ii) a lump sum payment equal to two and one-half times his annual base salary, plus two times the incentive payments under the annual incentive plan for the year in which the Change in Control occurs or the prior year, whichever is greater, (iii) unpaid, accrued amounts under the annual incentive plan and a payment that equals the average of the incentive payment received by him under the annual incentive plan for the immediately preceding three years, (iv) certain other supplemental insurance coverages and (vi) reimbursement for excise taxes, if any, due in connection with the termination compensation described above. In the event of a Change in Control, whether or not Mr. Dana's or Mr. Sinicropi's employment continues with the Company, all options granted to them under any of the Company's stock option plans shall vest immediately on the date of the Change in Control.

    In the event that the Executive's employment is terminated for disability or death, he (or his estate) is to be paid (a) his base salary accrued through the date of termination and (b) any unpaid, accrued amounts under the annual incentive plan. In the case of termination by reason of death, the Executive is also entitled to a payment under the annual incentive plan equal to the pro rata amount due for the termination year.

    Each of these employment agreements also provides that the Executive is restricted from soliciting customers or employees or engaging in certain restricted activities on behalf of any entity which engages in businesses similar to that of the Company until two years after the date his employment ends for any reason, for which he will be paid an amount equal to one-half his base salary as in effect on the date of termination of employment.

    Mr. Wright is employed by the Company pursuant to an employment agreement effective as of September 6, 1996 (the "EFFECTIVE DATE"). The term of employment under this agreement is three years from the Effective Date; provided that on each anniversary of the month following the first Effective Date, and each successive month, the term is automatically extended for one successive month, providing a minimum remaining term of two years, unless either party terminates the agreement by written notice. The current annual salary for Mr. Wright pursuant to this agreement is $249,803, and is subject to annual review by the Board.

    The Company has the right to terminate Mr. Wright's employment for "cause" or "without cause," in each case as defined in the employment agreement. In the event that Mr. Wright is terminated by the Company "without cause," other than following a "Change in Control" (as defined below), he is entitled to receive his base salary at the rate in effect on the date of termination of employment for a period of two years from the date of termination, any unpaid, accrued amounts under the annual incentive plan, a pro rata payment under the annual incentive plan for the termination year, a payment equal to the three year average of incentive payments received under the Company's annual incentive plan and any stock option rights due through the end of the term. Under this employment agreement, a "CHANGE IN CONTROL" occurs when (i) any person or group becomes the beneficial owner of capital stock of the Company representing 35% of all the voting stock, (ii) the members of the Board on the Effective Date cease to constitute a majority of the Board, or (iii) the Company combines with another entity and a person holds more than 35% of the voting stock of the Company or the Company's directors, as of the date immediately before such combination, constitute less than a majority of the board of directors of the combined entity.

    If Mr. Wright is terminated by the Company "without cause" prior to the occurrence of a Change in Control and it can be shown such termination occurred in connection with, prior to or in anticipation of the Change in Control, or if the termination resulted from a Change in Control, he is entitled to (i) a lump sum payment equal to two times his annual base salary and annual incentive plan for the year in which the Change in Control occurs or the prior year, whichever is greater, (ii) unpaid, accrued amounts under the annual incentive plan and a payment that equals the average of the incentive payment received by him under the annual incentive plan for the immediately preceding three years and (iii) certain other supplemental insurance coverages, for a maximum of 18 months. In the event of a Change in Control, whether or not Mr. Wright's employment continues with the Company, all options granted to him under any of the Management Plans shall vest immediately on the date of the Change in Control.

    In the event that Mr. Wright's employment is terminated for disability or death, he (or his estate) is to be paid (a) his base salary at the rate in effect on the date of termination until the earlier of six months from the date of termination or the date of commencement of long term disability payments, if applicable, and (b) any unpaid, accrued amounts under the annual incentive plan, and will receive any stock option rights to which he would otherwise be entitled. In the case of termination by reason of death, Mr. Wright is also entitled to a payment under the annual incentive plan equal to the pro rata amount due for the termination year.

                         STOCK PRICE PERFORMANCE GRAPH

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return (change in year-end stock price plus reinvested dividends) on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Building Materials Industry Index from November 1, 1996 to September 30, 1998.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                   SYNTHETIC         S&P SMALLCAP        BUILDING MATERIALS

                   INDUSTRIES INC          600 INDEX                     SMALL
Nov. 1, 1996                  100                100                       100
Sept. 1997                 223.08             137.92                    139.79
Sept. 1998                    125             112.17                     94.58

                              NOV. 1,
COMPANY/INDEX                  1996      SEPT. 1997   SEPT. 1998
--------------------------  -----------  -----------  -----------
SYNTHETIC INDUSTRIES INC           100       223.08       125.00
S&P SMALL CAP 600 INDEX            100       137.92       112.17
BUILDING MATERIALS-- SMALL         100       139.79        94.58

                    REPORT OF THE COMPENSATION COMMITTEE OF
                THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

COMPENSATION PROGRAM

    The Company's compensation program for all executives, including the executive officers named in the Summary Compensation Table, is administered by the Compensation Committee (the "COMMITTEE") of the Company's Board of Directors. The Committee currently consists of three members, all of whom are non-employee directors. Set forth below is a report submitted by the Committee addressing the Company's executive compensation program for fiscal 1998.

    The Committee believes that executive compensation should reward long-term value created for stockholders and reflect the business strategies and long-range plans of the Company. The guiding principles with respect to compensation are (i) to provide a competitive package that enables the Company to attract, motivate and retain the key executives needed to accomplish its corporate goals; (ii) to integrate compensation programs with the Company's annual and long-term business objectives and strategy; and (iii) to provide variable compensation opportunities that are directly linked with the performance of the Company and that align executive remuneration with the interests of the stockholders. In connection with this philosophy, the compensation package of the executive employees of the Company consists of three components: a base salary, an annual incentive bonus and long-term incentives in the form of stock options. The Committee is responsible for reviewing the Company's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. Each component of the executive compensation program is described below.

BASE SALARY

    The factors considered in determining the appropriate salary are level of responsibility, prior experience and accomplishments, and the relative importance of the job in terms of achieving corporate objectives. Each executive's salary is reviewed annually. Adjustments may be recommended based upon individual performance, inflationary and competitive factors and overall corporate results.

    In setting base salaries for fiscal 1998, the Committee attempted to establish base salary levels consistent with the median base salary for executives in similar positions within a peer group of approximately 20 companies of similar size and market orientation. The Chief Executive Officer, after consultation with the senior human resources executive of the Company, the Chief Operating Officer and the Chief Financial Officer, reviewed with the Committee a proposed 1998 salary plan for the Company's executive officers, following which the Committee approved the proposed 1998 plan at the October 29, 1997 meeting.

ANNUAL INCENTIVE COMPENSATION

    Cash bonuses are paid annually based upon individual performance and relevant corporate performance measures, including divisional operating income, consolidated net income and customer satisfaction. These performance measures vary depending upon the executive and the related line of business. Bonuses are paid only if the Company has met certain targets established by the Board at the beginning of the year. Target awards are established for each position as a percentage of base salary, based on competitive salary data, and performance is assessed at the end of the year. Whether or not an executive officer earns a bonus in any year is based upon actual corporate performance relative to the targets established at the beginning of the year and on individual performance. Partial bonuses may be awarded if minimum corporate performance measures are achieved. For executive officers, the percentage of base salary payable as bonus ranges from 25% to 55%.

    The Committee administers the Company's incentive program, recommends to the Board the aggregate amount of incentive compensation and approves individual officer awards. The Board approves the aggregate amount of the incentive compensation awards to all participants.

STOCK OPTIONS

    The Company has, on certain occasions, awarded stock options to executive officers to provide competitive compensation packages and because the Company believes it is important that all of its key executive officers have a strong economic interest in maximizing stock price appreciation, thereby aligning their interests with the Company's stockholders. Option exercise prices are set at 100% of fair market value on the date of the grant and options expire after 10 years. The stock options granted by the Committee vest at a rate of 25% per year beginning one year after the grant date in order to encourage management continuity and better tie compensation to long-term stock value. In fiscal 1998, the Company granted a total of 80,900 options to 29 officers and other employees, 23,400 of which were granted to five officers of the Company, including 10,100 options to Mr. Dana and 6,200 options to Mr. Sinicropi. Of the 80,900 options issued in 1998, 16,300 vested immediately at the time of grant. In fiscal 1998, the Committee accelerated vesting of 148,000 options previously awarded.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    In connection with the Company's initial public offering on November 1, 1996, the Company entered into an employment agreement with Mr. Chill effective as of September 6, 1996. Accordingly, Mr. Chill's fiscal 1998 compensation was largely determined by the terms of that employment agreement. The terms of Mr. Chill's employment agreement provide for a base salary of $280,000 per annum and a bonus determined by the Committee with reference to the performance of Mr. Chill and the performance and results of operations of the Company. The Committee considered certain performance goals and achievements in determining the bonus for Mr. Chill for fiscal 1998. The Committee's determination of Mr. Chill's bonus for fiscal 1998 was based on the factors cited above and such bonus and his salary reflect the overall responsibilities inherent in his position as President and Chief Executive Officer. On September 24, 1998, the Board approved a new, twenty-five month employment contract for Mr. Chill, effective as of September 24, 1998.

OTHER COMPENSATION POLICIES

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE"), limits the tax deduction that the Company may take with respect to the compensation of certain executive officers, unless the compensation is "performance based" as defined in the Code. The Company has not adopted a policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) since no executive officer currently receives, or has received, taxable compensation in excess of $1 million per year.

    The report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

    Compensation Committee of the Board of Directors:

       Robert L. Voigt, CHAIRMAN
       Lee J. Seidler
       William J. Shortt

February 18, 1999

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    During fiscal 1998, the members of the Compensation Committee were Mr. Lee
J. Seidler, Mr. William J. Shortt, and Mr. Robert L. Voigt.

                             STOCKHOLDER PROPOSALS

    To be considered for inclusion in the Company's Proxy Statement relating to the 2000 Annual Meeting of Stockholders, a stockholder proposal must be received in proper form at the Company's principal executive office no later than October 1, 1999, and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act. See "Election of Directors" and the Company's Bylaws for notice procedures to recommend a person for nomination as a director and to propose business to be considered by the stockholders at a meeting, including one that is not the subject of a proposal timely submitted for inclusion in the Company's proxy statement.

                 ANNUAL REPORT AND INFORMATION FOR STOCKHOLDERS

    The annual report to stockholders, including consolidated financial statements, accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. THE COMPANY WILL FURNISH WITHOUT CHARGE AN ADDITIONAL COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1998, INCLUDING FINANCIAL STATEMENTS BUT WITHOUT EXHIBITS, TO EACH PERSON WHOSE VOTE IS SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST TO JOSEPH SINICROPI, CHIEF FINANCIAL OFFICER AND SECRETARY, SYNTHETIC INDUSTRIES, INC., 309 LAFAYETTE ROAD, CHICKAMAUGA, GEORGIA 30707. Upon the payment of the Company's reasonable expense of furnishing the exhibit requested, the Company, upon request, will furnish any exhibit to the Form 10-K to any person whose vote is solicited by this Proxy Statement.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of Common Stock and other equity securities of the Company with the SEC and The Nasdaq Stock Market, Inc. Officers, directors and greater-than-10% beneficial holders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

    To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and, if applicable, written representations from certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended September 30, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with.

                                          By Order of the Board of Directors,
                                          JOSEPH SINICROPI
                                          SECRETARY

Chickamauga, Georgia
February 18, 1999

                                     PROXY

                           SYNTHETIC INDUSTRIES, INC.

                 ANNUAL MEETING OF STOCKHOLDERS--MARCH 24, 1999

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                       BOARD OF DIRECTORS OF THE COMPANY

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of SYNTHETIC INDUSTRIES, INC. (the "Company"), each dated February 18, 1999, and appoints LEONARD CHILL and JOSEPH F. DANA, or either of them, as the proxies and attorneys-in-fact, with full power to each of substitution on behalf and in the name of the undersigned to vote and otherwise represent all of the shares registered in the name of the undersigned at the 1999 Annual Meeting of Stockholders of the Company to be held on March 24, 1999 at 10:00 a.m., local time, at the Walker County Civic Center, 10052 N. Highway 27, Rock Spring, Georgia 30739, and any adjournments thereof with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner set forth on the reverse side.


-----------                                                         -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                SIDE
-----------                                                         -----------

---
/X/  Please mark votes as in this example.
---

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of Directors, FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors and as said parties deem advisable on such other matters as may come before the meeting.

     1.   Election of Directors

          Nominees: Leonard Chill, Joseph F. Dana, Lee J. Seidler,
                    William J. Shortt, Robert L. Voigt

                      FOR          WITHHELD
                     ----            ----
                    /    /          /    /
                     ----            ----


      ----
     /    /
      ----     ---------------------------------------
               For all nominees except as noted above.


     2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1999 fiscal year.

                    FOR       AGAINST      ABSTAIN
                   ----        ----         ----
                  /    /      /    /       /    /
                   ----        ----         ----

          and upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.


                                                           ----
          MARK HERE IF YOU PLAN TO ATTEND THE MEETING     /    /
                                                           ----

                                                           ----
          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   /    /
                                                           ----

          (This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If the shares are held by joint tenants or as community property, both should sign.


Signature                     Date      Signature                     Date
          --------------------     -----          --------------------     -----